Exhibit 23.6

CONSENT OF U.S. COUNSEL

We hereby consent to the reference to our name on the cover page of the Prospectus contained in this Amendment No. 2 to the Registration Statement on Form F-10 and under the headings “Certain U.S. Federal Income Tax Considerations,” “Interests of Experts” and “Enforceability of Civil Liabilities” in the Prospectus, and to the reference to our opinions contained in such sections.

In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Scale LLP
Scale LLP

August 7, 2026